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PROLUNG, INC.
(Name of Registrant as Specified in Its Charter)

STEVEN C. EROR RICHARD SERBIN MICHAEL N. CHRISTIANSEN TODD M. MORGAN ERIC M. SOKOL RON DUNFORD BRIAN W. LOVERIDGE DON A. PATTERSON
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Steven C. Eror, together with the other participants named herein, has delivered WHITE consent cards representing 1,937,200 shares, or 50.16% of the total outstanding shares of ProLung, Inc., a Delaware corporation, based on 3,861,848 total shares outstanding as of the Record Date.

On October 22, 2018, Mr. Eror issued the following press release:

PROLUNG SHAREHOLDER GROUP LED BY FOUNDER AND FORMER CEO STEVE EROR DELIVERS MORE THAN THE REQUISITE NUMBER OF WHITE CARD CONSENTS TO ENLARGE AND ENHANCE THE BOARD

Consents Delivered Represent More than 50% of ProLung’s Outstanding Shares

Eight New Directors Committed To Restoring Much-Needed and Long Overdue Accountability and Oversight at the Company

SALT LAKE CITY, Oct. 22, 2018 /Accesswire/ -- Steve Eror, the founder and former President, CEO and member of the Board of Directors (the “Board”) of ProLung, Inc. (“ProLung” or, the “Company”), together with a group of shareholders collectively owning approximately 16.3% of the Company’s outstanding common stock (the “Group”), announced today that the Group has delivered to the Company written consents from shareholders representing more than 50% of the Company’s outstanding shares.

Mr. Eror issued the following statement on behalf of the Group:

“We have delivered consents to ProLung that we believe represent more than 50% of the outstanding shares in order to enlarge and enhance the Board, and we want to thank our fellow shareholders who joined us in sending this clear message for immediate change at the Company. We believe that, to the best of our knowledge, the total number of shares represented by our white card consents takes into account any revocations of previously-issued consents, and this in spite of the Board’s repeated and desperate efforts to unfairly block our legitimate consent solicitation, including its refusal to make available to us a list of the Company’s shareholders as of the record date.

Our director slate is committed to acting in the best interests of all ProLung shareholders in accordance with its fiduciary duties and, with its collective knowledge and strategic expertise, is squarely focused on maximizing value at the Company. We would caution the incumbent Board members against any further efforts, which have so far been undertaken at a significant expense to shareholders, to challenge our lawful and timely delivery of consents or to make any other attempts to unfairly obstruct the mandate of the shareholders that we represent.

We look forward to guiding ProLung through this critical juncture by moving the Company forward on the path to FDA approval and developing a strategic plan for the Company’s future.”

About Steve Eror

Mr. Eror has 26 years of executive experience in medical device, drug development, drug delivery, molecular modeling, artificial intelligence, biopharmaceuticals, diagnostics, information technology and manufacturing in public, private and emerging companies. He is ProLung’s co-founder, and served as the Company’s CEO, President and Board member from February 2005 until June 2018.

Investor Contact

Steven C. Eror

(801) 631-7288

Enlargeandenhance@yahoo.com